EX-28.d.2.q.i
EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.
Effective March 11, 2010
Amended October 18, 2010*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Mid Cap Growth Fund	0.45% on Subadviser Assets up to $300 million; 0.40% on Subadviser Assets of $300 million and more

NVIT Multi-Manager Mid Cap Value Fund	0.45% on Subadviser Assets up to $300 million; 0.40% on Subadviser Assets of $300 million and more

American Century NVIT Multi Cap Value Fund	0.315% on all Subadviser Assets

NVIT Multi-Manager International Growth Fund	0.65% on all Subadviser Assets

NVIT Growth Fund	0.32% on Subadviser Assets up to $750 million; 0.29% on Subadviser Assets of $750 million and more

*	As approved at the Board of Trustees meeting held on September 14, 2010.
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     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:	/s/ David H. Reinmiller
Name:	David H. Reinmiller
Title:	Vice President